Exhibit 99.1

PAPA JOHNS ANNOUNCES KEVIN VASCONI AS CHIEF DIGITAL AND TECHNOLOGY OFFICER

Ravi Thanawala adds EVP, International to his Chief Financial Officer position.

Joe Sieve to oversee international development, in addition to current North America development and restaurant operations responsibilities, as Chief Restaurant & Global Development Officer.

ATLANTA--(BUSINESS WIRE)—Sept 9, 2024-- Papa John’s International, Inc. (NASDAQ: PZZA) (“Papa Johns®”) today announced the appointment of Kevin Vasconi to Chief Digital and Technology Officer, effective today. Mr. Vasconi brings proven enterprise technology leadership to the company. He most recently served as Chief Information Officer for The Wendy’s Company where he led the company’s transformation and tripled its ecommerce business in three years through a consumer-centric approach, leveraging technology to build loyalty with Wendy’s customers.

In this role, Mr. Vasconi will be responsible for guiding the development and execution of Papa Johns long-term strategy across the entire digital and technology ecosystem, including customer-facing, restaurant and corporate technology. This includes enterprise architecture, engineering, data analytics, enterprise technology, information security, as well as advancing scalable, cost-effective technology capabilities for the franchise system globally. Working closely with the marketing organization and restaurant operations, Mr. Vasconi will develop innovative solutions for customers and team members that enable the delivery of superior quality pizza to Papa Johns customers around the world.

“Kevin and I worked together at The Wendy’s Company, where I experienced first-hand his ability to lead technology innovation that delivered significant impact for our customers, team members and franchisees,” said Todd Penegor, President and Chief Executive Officer. “His experience spans a number of industries, though his leadership in QSR, in particular, has been recognized in the industry and has served as an inspiration for other peers in our category. I look forward to Kevin’s partnership across our leadership team to build on the success Papa Johns has had in the digital space, while also leveraging technology to develop even better platforms, partnerships and systems to enable us to build for the future.”

Prior to The Wendy’s Company, Mr. Vasconi spent eight years at Domino’s as EVP and Chief Information Officer, where he was responsible for developing and growing its domestic and international ecommerce businesses. He has a 35+ year career in technology, including 12 years at Ford Motor Company, and CIO and CTO roles at Covisint LLC, Polk North America, Polk Global Automotive, and Stanley Black & Decker.

“I am excited to join the talented team at Papa Johns and lead our technology strategy as we look to create great experiences for our customers and team members around the globe,” said Mr. Vasconi. “I have a passion for the restaurant industry, where I’ve spent the past 12 years of my career, because of our ability to impact so many consumers through technology every day. Papa Johns is a brand I’ve admired given its continued innovation in the technology space. With the digital space in QSR becoming more competitive than ever, there’s both great challenge and opportunity ahead. I’m looking forward to working with the executive team and our technology team to unlocking growth for Papa Johns.”

Mr. Vasconi will report to Mr. Penegor and serve on the Papa Johns Executive Leadership Team. Additionally, current Executive Leadership team members, Ravi Thanawala and Joe Sieve will assume expanded roles, effective immediately.

Mr. Thanawala, Chief Financial Officer, has been appointed Chief Financial Officer and EVP, International. In this new position, he will now manage the Company’s international business, which includes markets outside of the United States and Canada, along with his CFO responsibilities.

Mr. Sieve has been appointed Chief Restaurant and Global Development Officer. In this new position, he will now oversee all global development, as well as corporate and franchise restaurant operations.

About Papa Johns
Papa John’s International, Inc. (NASDAQ: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 5,900 restaurants in approximately 50 countries and territories. For more information about the company or to order pizza online, visit www.PapaJohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements
Certain matters discussed in this press release which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Contact

Media Contact:
Janelle Panebianco
Senior Director, External Communications
Papa John’s International
Janelle_Panebianco@papajohns.com

Investor Contact:
Stacy Frole
Vice President, Investor Relations
Papa John’s International
investor_relations@papajohns.com